Exhibit 10.22

Annie’s, Inc.

1610 Fifth Street

Berkeley, CA 94710

April 27, 2011

Solera Capital, LLC

625 Madison Avenue, Third Floor

New York, NY 10022

Attention:	Brian T. Murphy
Fax: (212) 833-1460

Ladies and Gentlemen:

This letter agreement supersedes the letter agreement by and between Annie’s, Inc. and Solera Capital, LLC dated March 5, 2009.

Annie’s, Inc. (the “Company”) hereby agrees to retain you, Solera Capital, LLC (“Solera”), to continue to provide consulting and advisory services to the Company for a term ending on the later of: (i) March 5, 2014, or (ii) the date on which Solera and its affiliates cease to own at least 10% of the voting equity of the Company (including any successor thereto). Such services may include (i) assisting in the raising of additional debt and equity capital from time to time for the Company, if deemed advisable by the Board of Directors of the Company, (ii) assisting the Company in its long-term strategic planning generally and (iii) providing such other consulting and advisory services as the Company may reasonably request.

In consideration of Solera providing the foregoing services, effective April 1, 2011 the Company will pay Solera an annual advisory fee of $600,000, payable quarterly in advance on the first day of each calendar quarter, provided, however, that the fee for the calendar quarter commencing April 1, 2011 is due within 10 days of the date of this letter agreement. The Company will also reimburse Solera promptly for Solera’s out-of-pocket costs and expenses incurred in connection with the investment by Solera in the Company and the performance of Solera’s duties hereunder.

The Company will indemnify Solera, and its respective officers, directors, employees, agents and control persons (as such term is used in the Securities Act of 1933, as amended, and the rules and regulations thereunder) to the full extent lawful against any and all third party claims, losses and expenses as incurred (including all reasonable fees and disbursements of any such indemnitee’s counsel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising in connection with any services

Solera Capital, LLC

April 27, 2011

rendered by Solera hereunder, provided, however, there shall be excluded from such indemnification any such claim, loss or expense to the extent that it is based upon any action or failure to act by such indemnitee that is found in a final judicial determination to constitute gross negligence or intentional misconduct on such indemnitee’s part. The Company will advance costs and expenses, including attorney’s fees, incurred by any such indemnitee in defending any such claim in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such indemnitee to repay amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company pursuant to this Agreement.

The Company obligations set forth in this agreement shall survive the termination of Solera’s services pursuant to the first paragraph of this Agreement.

This agreement shall be governed by the laws of the State of New York.

If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,

ANNIE’S, INC.

By:	/s/ John Foraker
	Name:	John Foraker
	Title:	CEO

Agreed and accepted as of
April 27, 2011:

SOLERA CAPITAL, LLC

By:	/s/ Brian T. Murphy
	Name:	Brian T. Murphy
	Title:	Managing Director